Exhibit 16.1

August 29, 2023 Securities and Exchange Commission 100 F Street, NE Washington, DC 20549 Dear Ladies and Gentlemen: We are the independent registered public accounting firm for Assure Holdings Corp. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated August 29, 2023 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm. Sincerely, /s/ Baker Tilly US, LLP